UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2023

IVANHOE ELECTRIC INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

606 – 999 Canada Place Vancouver, BC Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-8765

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2023, Mesa Cobre Holding Corporation (“Mesa Cobre”), a wholly-owned subsidiary of Ivanhoe Electric Inc. (the “Company”), entered into a binding Purchase and Sale Agreement (the “Agreement”) with Wolff-Harvard Ventures, LLC (“Wolff-Harvard”).  The Agreement provides for Mesa Cobre’s purchase of approximately 6,205 acres of real property situated in Pinal County, Arizona (the “Real Property”) and certain water rights, intangible property and surface access rights (collectively, the “Subject Property”) in exchange for aggregate consideration of $120.5 million (the “Purchase Price”).

Mesa Cobre will pay $34.3 million of the Purchase Price to Wolff-Harvard at closing (inclusive of a previously paid $0.1 million exclusivity payment and a $5.0 million earnest money deposit deposited in escrow upon signing the Agreement), $34.3 million on or before a date six months following closing (the “Second Payment”), and the remaining balance of four equal installments of $13.0 million on the first, second, third and fourth year anniversary dates following the date of payment of the Second Payment (collectively, the “Remaining Balance”).  The Second Payment and the Remaining Balance shall be secured by a promissory note and a deed of trust substantially in the form attached to the Agreement, with an interest rate of prime plus 1%.  Each party also agrees to pay a 2% sales commission to a third party.

Closing is to occur on or before May 23, 2023, subject to certain closing conditions.  In the event Mesa Cobre elects not to make the Second Payment or any Remaining Balance payment or otherwise terminates the Agreement prior to paying the full Purchase Price (other than during the due diligence period), Wolff-Harvard will retain all prior Purchase Price payments as liquidated damages. Upon closing, Wolff-Harvard will be entitled to a right of first refusal over the Subject Property for 15 years after closing, followed by a right of first offer for the next five years thereafter, as described further in the Agreement.  In the event that Mesa Cobre elects to begin mine construction prior to completing the final principal payment, the full outstanding balance shall be paid to Seller prior to commencement of major mine construction activities. Mesa Cobre shall not sell, convey, assign, transfer or lease more than 150 acres of the Subject Property without the prior written consent and approval of Wolff-Harvard, which shall not be unreasonably conditioned, withheld or delayed.

Mesa Cobra and Wolff-Harvard each made certain representations, warranties and covenants in the Agreement, subject to certain exceptions. Mesa Cobra and Wolff-Harvard have agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain survival periods set forth in the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The Agreement is filed herewith to provide investors with information regarding its terms. The Agreement is not intended to provide any other factual information about the parties to such agreement. In particular, the assertions embodied in the representations and warranties contained in the Agreement were made as of the date of the Agreement only and may be subject to certain exceptions. Moreover, certain representations and warranties in the Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Agreement as characterizations of the actual statements of fact about the parties.

2

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release dated May 11, 2023, relating to the announcement of the Agreement, is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement between Mesa Cobre Holding Corporation and Wolff-Harvard Ventures, LLC dated May 10, 2023
99.1	Press Release dated May 11, 2023
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: May 11, 2023	By:
Taylor Melvin
President and Chief Executive Officer

4